UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2011

Quepasa Corporation
 (Exact name of registrant as specified in its charter)

Nevada	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

324 Datura Street, Ste. 114 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 366-1249

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On March 2, 2011, Quepasa Corporation (the “Company”) closed the Stock Purchase Agreement (the “Agreement”) with XtFt Games S/S Ltda (“XtFt”), the owner of substantially all of the assets of TechFront Desenvolvimento de Software S/S Ltda, a Brazilian company (“TechFront”).

The Company acquired all of the outstanding equity interests of XtFt and issued XtFt owners $3,700,000 of the Company’s common stock (348,723 shares) at $10.61 per share which was based on the average closing price per share for the 10 trading days prior to the date of closing the Agreement.  In addition, the Company paid a $300,000 brokerage fee.  XtFt may receive a potential earnout fee of 250,000 shares of the Company’s common stock based on XtFt achieving specific performance milestones.  Further, under a separate agreement, the Company lent TechFront $500,000.

Mr. Lars Batista, a recently appointed director of the Company, was a large shareholder of XtFt and received 140,938 shares of the Company’s common stock under the Agreement.  Additionally, a corporation controlled by Mr. Batista’s brother received a $300,000 brokerage fee in connection with the acquisition.

Item 3.02          Unregistered Sales of Equity Securities.

The information contained above is hereby incorporated into this Item 3.02.  The securities issued to XtFt owners were issued without registration under the Securities Act of 1933 in reliance upon the exemptions provided for under Regulation S or Section 4(2) and Rule 506 thereunder.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2011, James Ferris resigned as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA CORPORATION

Date: March 4, 2011	By:	/s/ Michael Matte
	Name:	Michael Matte
	Title:	Chief Financial Officer